Exhibit 99.2

INNOVATE CORP.
UNAUDITED PRO FORMA FINANCIAL STATEMENTS

INNOVATE Corp., a Delaware corporation ("INNOVATE" or the "Company"), has entered into binding definitive agreements to dispose of (i) HC2 Broadcasting Holdings Inc. ("Broadcasting") and its subsidiaries, and (ii) DBM Global Inc. and its subsidiaries ("DBMG"). There can be no assurance that either the Broadcasting disposition or the DBMG disposition (together, the "Dispositions") will be completed, or of the terms or timetable of any such completion.

Broadcasting

On May 29, 2026, Broadcasting and HC2 Broadcasting Holdco, LLC ("HC2 Holdco"), a newly formed entity, each now an indirect wholly owned subsidiary of the Company, entered into an Agreement and Plan of Merger (the “Spectrum Merger Agreement”) with HC2 Merger Sub, LLC, a Delaware limited liability company ("HC2 Merger Sub"), and CONX Corp., a Nevada corporation ("CONX"), pursuant to which HC2 Merger Sub will merge with and into Broadcasting (the “Spectrum Merger”), with Broadcasting surviving the Merger as a subsidiary of CONX (the “Surviving Entity”). On the terms and subject to the conditions set forth in the Merger Agreement, at the closing of the Spectrum Merger (the “Closing”), (a) the shares of common stock, par value $0.001 per share, of Broadcasting (the “Broadcasting Common Stock”) (other than shares of Broadcasting Common Stock held by HC2 Merger Sub after giving effect to the closing of the Merger) will be converted into the right to receive 25% of the shares of common stock of the Surviving Entity to be outstanding immediately following the Closing, subject to certain adjustments as set forth in the Merger Agreement, and (b) the membership interests of HC2 Merger Sub outstanding immediately prior to the Closing will be converted into 75% of the shares of common stock of the Surviving Entity to be outstanding immediately following the Closing, subject to certain adjustments as set forth in the Merger Agreement, which represents the value attributable to (i) the extinguishment of the New Spectrum Loan Agreement (as defined below) and (ii) the funding of an aggregate $75 million in equity commitments by CONX in favor of the Surviving Entity from time to time, at or following the Closing, which equity commitments are subject to certain adjustments as set forth in the Spectrum Merger Agreement.

The Closing is subject to customary conditions, including (a) receipt of regulatory approvals, including certain approvals of the Federal Communications Commission and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (b) that the obligations under the New Loan Agreement (as defined below) shall not have been declared due and payable. There can be no assurance that these approvals will be obtained in a timely manner or at all, or that the transaction will be completed on the anticipated terms or timeline.

The Spectrum Merger Agreement provides customary termination rights for the parties, including if the Merger has not occurred on or prior to November 29, 2026, subject to two potential extensions to March 1, 2027 and May 29, 2027 in the event the only condition to the Spectrum Merger that remains unsatisfied as of such dates is the receipt of certain regulatory approvals and certain other exceptions, and contains certain indemnification obligations by the parties thereto in connection with breaches of certain representations and warranties and certain covenants contained in the Spectrum Merger Agreement, subject to certain exceptions.

Additionally, on May 29, 2026 (the “Loan Closing Date”), Broadcasting entered into a loan agreement (the “New Loan Agreement”), as borrower, with HC2 Merger Sub, as lender, and HC2 Holdco and certain of Broadcasting’s subsidiaries, as guarantors. The New Loan Agreement provided for a bridge loan facility in an aggregate principal amount of $105 million (the “Bridge Loan Facility”), which was funded in a single drawing on the Loan Closing Date. The proceeds of the Bridge Loan Facility were used to (a) fully satisfy and discharge all non-contingent obligations, including all accrued and unpaid interest and fees, under Broadcasting’s and certain of its subsidiaries’ 8.50% and 11.45% notes (the “Existing Notes”), (b) repurchase equity interests in Broadcasting and DTV America Corporation held by certain holders of the Existing Notes and (c) pay related transaction costs. Loans under the Bridge Loan Facility (“Loans”) accrue interest at a rate per annum equal to 8.00%, payable quarterly in kind by capitalizing such interest as additional principal of the Bridge Loan Facility on each interest payment date. The Loans mature on May 29, 2027; however, upon consummation of the Merger, the Loans (including all accrued and capitalized interest thereon) will be extinguished in full.

Broadcasting may not voluntarily prepay the Loans prior to maturity. The Loans also include a yield protection premium clause, which specifies that in the event of any early repayment or acceleration of the Loans, or the Loans reaching maturity without the occurrence of the consummation of the Spectrum Merger, Broadcasting is required to repay in cash an amount sufficient to result in a minimum cash return on the original principal amount of the Loans, including all accrued and capitalized interest thereon, at a ratio of 1.5 to 1.0. The yield protection premium is being amortized over the term of the Spectrum Loans using the effective interest rate method.

The New Loan Agreement contains certain affirmative and negative covenants that limit the ability of Broadcasting and the guarantors, among other things, and subject to certain exceptions, to incur debt or liens, make investments, enter into certain mergers, consolidations, and acquisitions, and pay dividends and make other restricted payments. The New Loan Agreement contains certain events of default, including relating to a change of control and termination of the Spectrum Merger Agreement.

In connection with the Spectrum Merger, on May 29, 2026, CONX, HC2 Merger Sub, Broadcasting, HC2 Holdco and the Company entered into an Option Agreement (the “Option Agreement”), pursuant to which HC2 Holdco has the right, but not the obligation, to purchase from CONX up to an aggregate of 15% of the equity interests in the Surviving Entity, on a fully diluted basis, for a maximum aggregate option purchase price of $45 million, at any time during the period commencing on the closing date of the Merger and ending on the date that is 18 months from the closing date (the "Option Expiration Date").

The Option Agreement also provides that, from the date of the Option Agreement until the Option Expiration Date, in the event that the Company or any of its affiliates consummates any asset sale (as defined in the Option Agreement), the Company must cause HC2 Holdco to apply the net cash proceeds from such asset sale to exercise the option, subject to certain exceptions and a working capital reserve.

In connection with entry into the Merger Agreement, CONX, an affiliate of CONX (the “CONX Affiliate”), and the Company entered into a letter agreement, dated as of May 29, 2026 (the “CONX Affiliate Letter Agreement”), pursuant to which CONX and the Company granted the CONX Affiliate the option to acquire up to 80.1% of the equity interests of the Surviving Entity, on a fully diluted basis, at any time during the two-year period following the date of the CONX Affiliate Letter Agreement, at a price equal to the fair market value of the equity interests acquired, calculated as of the expected date of the closing of such option. If the CONX Affiliate exercises the option, the Company will have a certain period of time to exercise its option under the Option Agreement, after which, if not exercised, the option under the Option Agreement will automatically terminate. If the CONX Affiliate exercises its option, it would first acquire all of the equity interests in the Surviving Entity held by CONX, together with an additional amount of equity interests from the Company necessary to reach the 80.1% threshold, subject to the Company’s right to require the CONX Affiliate to first acquire all of the Company’s remaining equity interests in the Surviving Entity. The Company may elect to require the CONX Affiliate to acquire all of the equity interests held by the Company at the later to occur of the Closing or the closing of such option exercise by the CONX Affiliate.

For a more complete description of the Broadcasting transaction, refer to the Company's Current Reports on Form 8-K dated May 29, 2026 and August 10, 2026 (to which these unaudited pro forma financial statements are an exhibit).

DBMG

On August 7, 2026, the Company, entered into a Transaction Agreement (the “Transaction Agreement”) by and among the Company, IES
Holdings, Inc., a Delaware corporation (“Buyer”), IES Merger Sub, Inc., a Delaware corporation (“IES Merger Sub”) and DBM Global Intermediate Holdco Inc., a Delaware corporation (“Intermediate” and together with the Company, “Seller”). Pursuant to the Transaction Agreement, upon the terms and subject to the conditions thereof, (i) Seller will sell, and IES Merger Sub will purchase from Seller, approximately 91.21% of the outstanding shares of common stock of DBM Global, Inc., a Delaware corporation (“DBMG”) (the “Acquisition”) and (ii) immediately following the Acquisition, IES Merger Sub will merge with and into DBMG pursuant to Section 253 of the Delaware General Corporation Law (“DGCL”), with DBMG surviving the merger as a wholly owned subsidiary of Buyer (the “DBMG Merger” and, together with the Acquisition, the “DBMG Sale”), for aggregate base purchase consideration valued at $650 million, subject to customary adjustments at closing for cash, working capital, indebtedness and transaction expenses of DBMG.

The DBMG Sale has been approved by the board of directors of each of the Company, Intermediate, the Buyer and IES Merger Sub. The parties currently expect the DBMG Sale to close in the quarter ending December 31, 2026, subject to the satisfaction of customary closing conditions.

Consideration payable to Seller, representing Seller’s approximately 91.21% pro rata share of the purchase price, will consist of (i) 215,487 shares of the Buyer’s common stock, par value $0.01 per share (the “Buyer Common Stock” and such shares, the “Stock Consideration”), equal to the quotient of (a) $140.0 million divided by (b) $649.69 (the reference price used for calculating the Stock Consideration pursuant to the terms of the Transaction Agreement) and (ii) approximately $453 million in cash (subject to customary adjustments). Each of the other DBMG stockholders, collectively representing the remaining approximately 8.79% of outstanding shares of DBMG common stock, will be entitled to receive its pro rata share of the purchase price entirely in cash (subject to customary adjustments), unless such stockholder has made a proper demand for appraisal in accordance with Section 262 of the DGCL. The cash consideration payable to Seller is subject to additional adjustments as set forth in the Transaction Agreement, to be finalized following delivery of a post-closing statement and, if necessary, resolution of any disputes through an independent accounting firm.

Additionally, Buyer will pay Seller $35 million in cash at the closing of the DBMG Sale as compensation for costs and obligations to be borne by Seller in connection with a joint tax election under Section 338 of the Internal Revenue Code to be made with respect to the Transaction.

For a more complete description of the DBMG Sale, refer to the Company's Current Report on Form 8-K dated August 10, 2026 (to which these unaudited pro forma financial statements are an exhibit).

Pro Forma Information

As the Company has entered into these binding definitive agreements and management considers each of the Dispositions to be probable, the accompanying unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 8 and Article 11 of Regulation S-X. As of the date of this filing, the Dispositions have not been completed. There can be no assurance that the required regulatory approvals will be obtained or that either Disposition will be completed on the terms described herein, or at all. The pro forma financial information is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized had the Dispositions been completed as of the dates indicated, nor are they meant to be indicative of the Company's anticipated financial position or future results of operations that the Company will experience following the Dispositions, if successfully completed. The unaudited pro forma condensed consolidated financial statements have been prepared by INNOVATE’s management in a manner consistent with the accounting policies of the Company.

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2026 gives effect to the Dispositions as if the transactions had occurred on June 30, 2026. The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2026 and for the year ended December 31, 2025 of the Company give effect to the Dispositions as if the transactions had occurred on January 1, 2025. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2024 reflects DBMG as a discontinued operation. DBMG met the criteria to be classified as a discontinued operation, in accordance with ASC 205-20, Presentation of Financial Statements — Discontinued Operations ("ASC 205-20"), subsequent to June 30, 2026, when the Company entered into the definitive agreement described above. While the Spectrum segment met the criteria for held-for-sale classification as of June 30, 2026, in accordance with ASC 360-10, Property, Plant, and Equipment ("ASC 360-10"), it did not meet the criteria for classification as discontinued operations in accordance with ASC 205-20 as the anticipated disposal does not represent a strategic shift that will have a major effect on our operations and financial results.

The unaudited pro forma condensed consolidated financial statements and the notes to the unaudited pro forma condensed consolidated financial statements are based on, and should be read in conjunction with:

•Our historical unaudited condensed consolidated financial statements, related notes, and the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our Quarterly Report on Form 10-Q as of and for the six months ended June 30, 2026, filed on August 6, 2026.

•Our historical audited consolidated financial statements, related notes, and the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our Annual Report on Form 10-K as of and for the year ended December 31, 2025, filed on March 26, 2026.

•Our historical audited consolidated financial statements, related notes, and the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our Annual Report on Form 10-K as of and for the year ended December 31, 2024, filed on March 31, 2025.

The historical consolidated financial statements have been adjusted to reflect factually supportable items that are directly attributable to the transactions and, with respect to the unaudited condensed pro forma consolidated statements of operations, are expected to have a continuing impact on the results of operations of the Company.

INNOVATE CORP. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET As of June 30, 2026 (in millions)
	As Filed *	Broadcasting Pro Forma Adjustments	Note	DBMG Pro Forma Adjustments	Note	Total Pro Forma
Assets
Current assets
Cash and cash equivalents	$87.8	$(0.4)	(a)	$(85.9)	(b)	$1.5
Accounts receivable, net	284.4	—		(283.4)	(c)	1.0
Contract assets	52.6	—		(52.6)	(c)	—
Inventory	14.8	—		(13.9)	(c)	0.9
Current assets held for sale	5.5	(5.5)	(c)	—		—
Other current assets	34.2	—		(31.3)	(c)	2.9
Total current assets	479.3	(5.9)		(467.1)		6.3
Investments	2.2	60.0	(d)	140.0	(e)	202.2
Deferred tax asset	2.0	—		(2.0)	(c)	—
Property, plant and equipment, net	136.3	—		(136.2)	(c)	0.1
Goodwill	105.7	—		(105.7)	(c)	—
Intangibles, net	44.0	—		(43.1)	(c)	0.9
Assets held for sale	169.5	(169.5)	(c)	—		—
Other assets	67.7	—		(66.0)	(c)	1.7
Total assets	$1,006.7	$(115.4)		$(680.1)		$211.2
Liabilities, temporary equity and stockholders’ deficit
Current liabilities
Accounts payable	$137.2	$—		$(132.9)	(c)	$4.3
Accrued liabilities	77.9	—		(62.4)	(f)	15.5
Current portion of debt obligations	553.9	—		(354.1)	(g)	199.8
Contract liabilities	182.7	—		(182.7)	(c)	—
Current liabilities held for sale	118.7	(118.7)	(c)	—		—
Other current liabilities	13.0	—		(10.6)	(c)	2.4
Total current liabilities	1,083.4	(118.7)		(742.7)		222.0
Deferred tax liability	1.9	—		(1.9)	(c)	—
Debt obligations	62.1	—		(62.1)	(g)	—
Liabilities held for sale	22.1	(22.1)	(c)	—		—
Other liabilities	57.2	—		(57.2)	(c)	—
Total liabilities	1,226.7	(140.8)		(863.9)		222.0
Commitments and contingencies
Temporary equity
Preferred stock	9.7	—		—		9.7
Redeemable non-controlling interests	(1.1)	—		—		(1.1)
Total temporary equity	8.6	—		—		8.6
Stockholders’ deficit
Common stock, $0.001 par value	—	—		—		—
Additional paid-in capital	352.9	—		—		352.9
Treasury stock, at cost	(5.6)	—		—		(5.6)
Accumulated deficit	(588.6)	23.6	(h)	209.1	(h)	(355.9)
Accumulated other comprehensive loss	(1.9)	(1.2)	(c)	2.9	(c)	(0.2)
Total INNOVATE Corp. stockholders’ (deficit) equity	(243.2)	22.4		212.0		(8.8)
Non-controlling interests	14.6	3.0	(c)	(28.2)	(c)	(10.6)
Total stockholders’ (deficit) equity	(228.6)	25.4		183.8		(19.4)
Total liabilities, temporary equity and stockholders’ deficit	$1,006.7	$(115.4)		$(680.1)		$211.2
*Derived from the Company's unaudited condensed consolidated balance sheet as of June 30, 2026.

See notes to the unaudited pro forma condensed consolidated financial statements

INNOVATE CORP. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the Six Months Ended June 30, 2026 (in millions, except share and per share amounts)
	As Filed*	Broadcasting Pro Forma Adjustments	Note	DBMG Pro Forma Adjustments	Note	Pro Forma
Revenue	$786.4	$(10.7)	(i)	$(771.9)	(i)	$3.8
Cost of revenue	653.4	(6.1)	(i)	(644.6)	(i)	2.7
Gross profit	133.0	(4.6)		(127.3)		1.1
Operating expenses
Selling, general and administrative	80.9	(4.8)	(j)	(66.1)	(j)	10.0
Depreciation and amortization	7.7	(1.9)	(k)	(5.7)	(k)	0.1
Other operating (income) loss, net	(0.1)	0.1	(l)	—		—
Income (loss) from operations	44.5	2.0		(55.5)		(9.0)
Other (expense) income:
Interest expense	(52.1)	10.8	(m)	37.3	(n)	(4.0)
Gain on early extinguishment of debt	18.4	(18.4)	(o)	—		—
Income from equity investees	—	1.4	(q)	—		1.4
Other income, net	0.5	—		(0.5)	(s)	—
Income (loss) before income taxes	11.3	(4.2)		(18.7)		(11.6)
Income tax expense	(16.0)	0.2	(t)	15.7	(t)	(0.1)
Net loss	$(4.7)	$(4.0)		$(3.0)		$(11.7)
Net (income) loss attributable to non-controlling interests and redeemable non-controlling interests	(1.4)	(0.6)	(u)	3.4	(u)	1.4
Net (loss) income attributable to INNOVATE Corp.	(6.1)	(4.6)		0.4		(10.3)
Less: Preferred stock dividends	0.7	—		—		0.7
Net (loss) income attributable to common stockholders and participating preferred stockholders	$(6.8)	$(4.6)		$0.4		$(11.0)

(Loss) income per common share - basic and diluted	$(0.51)	$(0.34)	(v)	$0.03	(v)	$(0.82)

Weighted average common shares outstanding - basic and diluted	13,360,333	—		—		13,360,333
*Derived from the Company's unaudited condensed consolidated statement of operations for the six months ended June 30, 2026.

See notes to the unaudited pro forma condensed consolidated financial statements

INNOVATE CORP. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the Year Ended December 31, 2025 (in millions, except share and per share amounts)
	As Filed*	Broadcasting Pro Forma Adjustments	Note	DBMG Pro Forma Adjustments	Note	Pro Forma
Revenue	$1,246.0	$(23.2)	(i)	$(1,210.3)	(i)	$12.5
Cost of revenue	1,046.3	(11.7)	(i)	(1,026.2)	(i)	8.4
Gross profit	199.7	(11.5)		(184.1)		4.1
Operating expenses
Selling, general and administrative	153.1	(7.6)	(j)	(115.2)	(j)	30.3
Depreciation and amortization	17.5	(5.0)	(k)	(12.1)	(k)	0.4
Other operating loss (income), net	0.4	1.0	(l)	(1.4)	(l)	—
Income from operations	28.7	0.1		(55.4)		(26.6)
Other (expense) income:
Interest expense	(89.0)	15.4	(m)	56.9	(n)	(16.7)
Loss on early extinguishment of debt	—	—		(5.5)	(p)	(5.5)
Loss from equity investees	(5.9)	(3.9)	(q)	—		(9.8)
Gain on sale of subsidiary	—	23.6	(r)	—		23.6
Other income (expense), net	4.7	(0.2)	(s)	0.6	(s)	5.1
Loss before income taxes	(61.5)	35.0		(3.4)		(29.9)
Income tax expense	(2.5)	0.1	(t)	2.2	(t)	(0.2)
Net (loss) income	(64.0)	35.1		(1.2)		(30.1)
Net loss attributable to non-controlling interests and redeemable non-controlling interests	3.4	(1.4)	(u)	2.9	(u)	4.9
Net (loss) income attributable to INNOVATE Corp.	(60.6)	33.7		1.7		(25.2)
Less: Preferred stock dividends	3.4	—		—		3.4
Net (loss) income attributable to common stockholders and participating preferred stockholders	$(64.0)	$33.7		$1.7		$(28.6)

Loss per common share - basic and diluted	$(4.84)	$2.55	(v)	$0.13	(v)	$(2.16)

Weighted average common shares outstanding - basic and diluted	13,217,593	—		—		13,217,593
*Derived from the Company's audited statement of operations for the year ended December 31, 2025.

See notes to the unaudited pro forma condensed consolidated financial statements

INNOVATE CORP. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the Year Ended December 31, 2024 (in millions, except share and per share amounts)
	As Filed*	DBMG Pro Forma Adjustments	Note	Pro Forma
Revenue	$1,107.1	$(1,071.6)	(i)	$35.5
Cost of revenue	898.3	(880.4)	(i)	17.9
Gross profit	208.8	(191.2)		17.6
Operating expenses
Selling, general and administrative	160.2	(123.1)	(j)	37.1
Depreciation and amortization	17.6	(12.0)	(k)	5.6
Other operating income, net	(9.0)	9.6	(l)	0.6
Income from operations	40.0	(65.7)		(25.7)
Other (expense) income:
Interest expense	(74.5)	44.7	(n)	(29.8)
Loss from equity investees	(2.3)	—		(2.3)
Other income, net	3.4	(1.4)	(s)	2.0
Loss before income taxes	(33.4)	(22.4)		(55.8)
Income tax expense	(6.3)	5.9	(t)	(0.4)
Net loss	(39.7)	(16.5)		(56.2)
Net loss attributable to non-controlling interests and redeemable non-controlling interests	5.1	3.8	(u)	8.9
Net loss attributable to INNOVATE Corp.	(34.6)	(12.7)		(47.3)
Less: Preferred stock dividends	1.2	—		1.2
Net loss attributable to common stockholders and participating preferred stockholders	$(35.8)	$(12.7)		$(48.5)

Loss per common share - basic and diluted	$(3.08)	$(1.09)	(v)	$(4.17)

Weighted average common shares outstanding - basic and diluted	10,696,274	—		10,696,274
*Derived from the Company's audited statement of operations for the year ended December 31, 2024.

See notes to the unaudited pro forma condensed consolidated financial statements

INNOVATE CORP.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions)
1.    Basis of Presentation

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2026 gives effect to the Dispositions as if they had occurred on June 30, 2026. The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2026 and year ended December 31, 2025 give effect to the Dispositions as if they had occurred on January 1, 2025. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2024 reflects DBMG as a discontinued operation. DBMG met the criteria to be classified as a discontinued operation, in accordance with ASC 205-20, subsequent to June 30, 2026, when the Company entered into the definitive agreement described above. While the Spectrum segment met the criteria for held-for-sale classification as of June 30, 2026, in accordance with ASC 360-10, it did not meet the criteria for classification as discontinued operations, in accordance with ASC 205-20, as the anticipated disposal does not represent a strategic shift that will have a major effect on our operations and financial results.

The unaudited pro forma condensed consolidated balance sheet is derived from the unaudited historical financial statements as of June 30, 2026, as included in the Company's Form 10-Q filed with the Securities and Exchange Commission ("SEC") on August 6, 2026. The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2026 is derived from the unaudited historical financial statement of operations for the six months ended June 30, 2026, as included in the Company's Form 10-Q filed with the SEC on August 6, 2026, as adjusted to give effect to the transactions. The unaudited pro forma condensed consolidated statement of operations for the years ended December 31, 2025 and December 31, 2024 are derived from the audited consolidated statement of operations for the years ended December 31, 2025 and December 31, 2024, as included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 26, 2026, as adjusted to give effect to the transactions for the fiscal year ended December 31, 2025 and as adjusted to give effect to the recasting of DBMG as a discontinued operation for the fiscal year ended December 31, 2024, Because the Broadcasting disposition is not accounted for as a discontinued operation, the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2024 are not adjusted to give effect to the Broadcasting disposition.

The pro forma financial information is for illustrative purposes only and the unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the financial position and results from operations actually would have been had the Dispositions been completed as of the date indicated and includes adjustments that are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the consolidated companies would have been, nor necessarily indicative of the financial position of the consolidated Company in the future. The Dispositions are subject to required regulatory approvals and other customary closing conditions and have not yet been consummated.

2.    Unaudited Pro Forma Balance Sheet Adjustments

Adjustments included in the "Broadcasting Pro Forma Adjustments" and "DBMG Pro Forma Adjustments" columns in the accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2026 are as follows:

(a)	This adjustment reflects total estimated transactions fees to be incurred upon the closing of the Spectrum Merger.
(b)	The DBMG pro forma cash adjustment is calculated as follows:
	Gross cash consideration	$510.0
	Settlement of DBMG debt, per the terms of the sale agreement	(70.3)
	Cash adjustment of customer deposits, net of estimated working capital adjustments (i)	47.7
	Estimated transaction fees	(33.8)
	Estimated cash proceeds to non-controlling interests (ii)	(53.8)
	Consideration for tax election (iii)	35.0
	Estimated tax on cash proceeds (iv)	(60.6)
	Estimated net cash proceeds	$374.2
	Net cash proceeds to be applied towards Corporate debt redemption (v)	(374.2)
	Cash on hand at DBMG as of June 30, 2026	(85.9)
	Total DBMG pro forma cash adjustment	$(85.9)
	(i) Represents an estimated adjustment as of June 30, 2026. The final adjustment may differ materially from the preliminary estimate and could materially change the gain on sale.

(ii) Each of the other DBMG stockholders, collectively representing the remaining approximately 8.79% of outstanding shares of DBMG common stock, will be entitled to receive its pro rata share of the purchase price entirely in cash.

	(iii) Reflects compensation payable by Buyer to the Company for the costs to be borne in connection with the Section 338 election made in connection with the Transaction.

	(iv) Represents the estimated tax on cash proceeds, calculated on a consolidated basis taking into account the results of operations of the Company and its Subsidiaries, as required under the terms of the Indentures governing the Company's Senior Secured Notes and Senior Convertible Notes. The estimated tax reflects an assumed 21% federal tax rate, applied after giving effect to the Company's available net operating loss carryforwards, and a 5.25% state tax rate applied to taxable income before giving effect to such net operating loss carryforwards, as the Company's state net operating loss carryforwards are more limited than its federal net operating loss carryforwards as a result of the Section 338 election. Estimated tax on the proceeds assumes that the taxes are paid in cash as of the transaction dates. A study must be undertaken to determine the tax on the transaction and actual amounts may differ materially from these estimates.

(v) The indenture terms relating to certain debt instruments held by the Company's Non-Operating Corporate segment include mandatory redemption features upon the occurrence of an asset sale. As such, this adjustment assumes that the net cash proceeds received under the DBMG disposition are applied towards the redemption of accrued interest, redemption fees, extension fees and principal of such debt instruments. See note (f) and note (g) below for pro forma adjustments related to redemption of the Company's Corporate debt instruments.

(c)	These adjustments reflect the elimination of assets, liabilities, non-controlling interests and accumulated other comprehensive income/loss attributable to Broadcasting and DBMG at the close of the transactions.
(d)	This adjustment reflects the $60 million preliminary estimated fair value of the 25% equity method investment that INNOVATE will retain in Broadcasting. The adjustment excludes any preliminary estimated fair value of the purchase option granted to INNOVATE to repurchase 15% of the Broadcasting business, which is not expected to be significant. The final fair values, which will be determined as of the closing date, may differ materially from the preliminary estimates and could also materially change the gain on sale.
(e)
Reflects the estimated fair value of the common shares of Buyer, a publicly traded company, which will be received from Buyer as partial consideration for the sale of DBMG. The number of shares of Buyer Common Stock that will be received is 215,487 shares, which is equal to the quotient of (i) $140 million divided by (ii) $649.69 (the reference price used for calculating the Stock Consideration pursuant to the terms of the Transaction Agreement). The estimated fair value also does not include any adjustment for fluctuations in the share price nor does it include any discount for the lack of marketability resulting from a lock-up period associated with the shares received in this transaction. Upon cessation of the lock-up period the Company expects to liquidate these shares and use the proceeds to make additional paydowns on its Corporate debt instruments. Such liquidation is not reflected in the consolidated pro forma balance sheet.

(f)	The DBMG pro forma adjustment to accrued liabilities, including the repayment of accrued interest and fees on the Company's Corporate debt instruments, is calculated as follows:
	Repayment of accrued interest, attributable to the 10.50% 2027 Senior Secured Notes	$(15.5)
	Repayment of Corporate Revolving Line of Credit extension fee due at time of redemption	(0.4)
	Accrued liabilities at DBMG as of June 30, 2026	(46.5)
	Total DBMG pro forma adjustment to accrued liabilities	$(62.4)
(g)	These adjustments reflect repayment of the Company's Corporate Revolving Line of Credit, and partial repayment of the Company's 10.50% 2027 Senior Secured Notes, and elimination of debt obligations outstanding at DBMG at the close of the transaction:
	Net cash proceeds to be applied towards Corporate debt redemption (see note (b) above)	$(374.2)
	Repayment of accrued interest, attributable to the 10.50% 2027 Senior Secured Notes (see note (f)above).	15.5
	Repayment of Corporate Revolving Line of Credit extension fee due at time of redemption (see note (f) above).	0.4
	1% redemption fee on the 10.50% 2027 Senior Secured Notes	3.4
	Total net cash proceeds to be applied to Corporate debt principal balances	$(354.9)
	Write off of the carrying value of net unamortized deferred financing costs and unamortized issuance discount/premium on above debt instruments	7.4
	Debt obligations outstanding at DBMG as of June 30, 2026 (see note (b) above)	(70.3)
	Write off of the carrying value of net unamortized deferred financing costs on DBMG debt obligations	1.6
	Total	$(416.2)
	DBMG pro forma adjustment to long-term debt obligations, net of unamortized deferred financing fees	(62.1)
	DBMG pro forma adjustment to current portion of debt obligations	$(354.1)
(h)
These adjustments primarily represent the estimated non-recurring gains arising from the Dispositions as if the Dispositions had occurred on June 30, 2026. As the gain for DBMG is directly attributable to the Disposition and is not expected to have a continuing impact on the Company’s operations, it is only reflected in accumulated deficit on the unaudited pro forma balance sheet and is not reflected in the unaudited pro forma condensed consolidated statements of operations. The DBMG estimated gain includes estimated cash, net of adjustments as shown in note (b) above, but no additional adjustments have been made to give effect to any potential post-closing adjustments under the terms of the agreements.

	Broadcasting:
	Preliminary estimated fair value of the 25% equity method investment that INNOVATE will retain in Broadcasting (as stated in note (d))	$60.0
	Less: estimated transaction costs	(0.4)
	Estimated net consideration received	$59.6
	Less: Net book value of INNOVATE's investment in the Broadcasting segment as of June 30, 2026	(36.0)
	Estimated gain on sale and Merger Transaction	$23.6

	DBMG:
	Total estimated net cash proceeds (see note (b) above)	$374.2
	Equity consideration (see note (e) above)	140.0
	Estimated net consideration received	$514.2
	Less: Net book value of INNOVATE's investment in DBMG as of June 30, 2026	(294.3)

Estimated gain on sale	$219.9
Less: 1% redemption fee on the10.50% 2027 Senior Secured Notes (loss on extinguishment) (see note (g) above)	(3.4)
Less: Carrying value of net deferred financing costs on the debt instruments described above (see note (g) above)	(7.4)
Total DBMG pro forma adjustment	$209.1

The pro forma net gains on the Dispositions are non-recurring and are based on the Company's historical condensed unaudited consolidated balance sheet information as of June 30, 2026 and the net gains are subject to change based upon, among other things, the actual balance sheets on the closing dates of the respective Dispositions and may differ significantly from the actual net gains on dispositions that the Company ultimately recognizes.

3.     Unaudited Pro Forma Statements of Operations Adjustments

Adjustments included in the "Broadcasting Pro Forma Adjustments" columns, in the accompanying unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2026 and year ended December 31, 2025, and "DBMG Pro Forma Adjustments" columns, in the accompanying unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2026 and years ended December 31, 2025 and December 31, 2024 are as follows (amounts in millions):

(i)	This adjustment reflects the elimination of revenue and cost of revenue of Broadcasting and DBMG, as applicable.
(j)	This adjustment reflects the elimination of selling, general and administrative expenses of Broadcasting and DBMG, as applicable. Anticipated savings due to costs that may be reduced or eliminated as a result of the Dispositions are not included in the pro forma adjustment.
(k)	This adjustment reflects the elimination of depreciation and amortization expenses of Broadcasting and DBMG, as applicable.
(l)	This adjustment reflects the elimination of other operating loss (income), net of Broadcasting and DBMG, as applicable.
(m)	This adjustment reflects the elimination of interest expense of Broadcasting.
(n)	This adjustment reflects the elimination of interest expense of DBMG. In addition, this adjustment also includes the estimated anticipated reduction in interest expense of Corporate as a result of the Corporate debt that would be required to be redeemed due to the DBMG transaction. The estimated Corporate interest expense reduction for the six months ended June 30, 2026 and for the year ended December 31, 2025 was determined based on the estimated net cash proceeds to be received and resulting anticipated total debt redemption that would occur, as if the DBMG transaction had occurred on January 1, 2025. The estimated Corporate interest expense reduction for the year ended December 31, 2024, relates to the reduction of interest expense related to debt held by DBMG as well as Corporate debt required to be repaid using the estimated net cash proceeds to be received from the DBMG Sale in accordance with the accounting for discontinued operations. The total pro forma estimated adjustment for each period is as follows:

		Six Months Ended June 30, 2026	Year Ended December 31, 2025	Year Ended December 31, 2024
	Estimated reduction in Corporate interest expense	$34.1	$48.2	$34.4
	Elimination of DBMG interest expense	3.2	8.7	10.3
	Total pro forma adjustment	$37.3	$56.9	$44.7
(o)	This adjustment reflects the elimination of Broadcasting's gain on extinguishment of debt for the six months ended June 30, 2026.
(p)	This adjustment includes the estimated anticipated loss on debt extinguishment as a result of the Corporate debt that would be redeemed due to the DBMG transaction. The estimated loss on debt extinguishment for the year ended December 31, 2025 was determined based on the estimated net cash proceeds to be received and resulting anticipated total debt redemption that would occur as if the DBMG transaction had occurred on January 1, 2025.
(q)	This adjustment reflects the Company's estimated share of income or loss in the 25% equity method investment that INNOVATE will retain in Broadcasting. This adjustment does not consider potential ownership changes resulting from exercised Option Agreement or the CONX Affiliate Letter Agreement.
(r)	This adjustment reflects the estimated non-recurring gain arising from the Broadcasting Disposition as stated in note (h) within the Unaudited Pro Forma Balance Sheet Adjustments.
(s)	This adjustment reflects the elimination of other income (expense), net of Broadcasting and DBMG, after adjusting for the elimination of intercompany expense. The pro forma adjustment for other income, net for DBMG does not include any fair value adjustments for future changes in the market value of the equity consideration to be received under the DBMG disposition.
(t)	This adjustment reflects the elimination of income tax expense of Broadcasting and DBMG, after adjusting for the elimination of intercompany tax as applicable. The adjustments do not include any tax effects of the gains on the sales, if any.
(u)	This adjustment reflects the elimination of the net loss/income attributable to non-controlling interests and redeemable non-controlling interests of Broadcasting and DBMG.
(v)
Loss per share ("EPS") is calculated using the two-class method, which allocates earnings among common stock and participating securities to calculate EPS when an entity's capital structure includes either two or more classes of common stock or common stock and participating securities. Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities. As such, shares of any unvested restricted stock of the Company are considered participating securities; however, unvested shares of restricted stock do not participate in losses and, as such, are excluded from the computation of basic loss per share during periods of net losses. The dilutive effect, if applicable, of stock options and their equivalents (including non-vested stock issued under share-based compensation plans), is computed using the "if-converted method" if this measurement is determined to be more dilutive than the treasury stock method in a period.

The Company had no dilutive common share equivalents during the six months ended June 30, 2026 and the years ended December 31, 2025 and December 31, 2024, due to the results from continuing operations being a loss, net of tax. For the six months ended June 30, 2026 and the years ended December 31, 2025 and December 31, 2024, 286,770, 304,684, and 171,565, respectively, of common stock equivalents from unvested restricted stock and unvested restricted stock units were excluded from the respective computation of diluted loss per share as their inclusion would have been anti-dilutive.

The following table presents a reconciliation of net loss from continuing operations used in the basic and diluted EPS calculations, reflecting the Dispositions (in millions, except per share amounts):

	Six Months Ended June 30, 2026				Year Ended December 31, 2025				Year Ended December 31, 2024
	As Filed	Total Pro Forma Adjustments		Total Pro Forma	As Filed	Total Pro Forma Adjustments		Total Pro Forma	As Filed	Total Pro Forma Adjustments		Total Pro Forma
Net (loss) income	$(4.7)	$(7.0)	(w)	$(11.7)	$(64.0)	$33.9	(w)	$(30.1)	$(39.7)	$(16.5)	(w)	$(56.2)
Net (loss) income attributable to non-controlling interests and redeemable non-controlling interests	(1.4)	$2.8	(w)	1.4	3.4	$1.5	(w)	4.9	5.1	3.8	(w)	8.9
Net (loss) income attributable to INNOVATE Corp.	(6.1)	(4.2)		(10.3)	(60.6)	35.4		(25.2)	(34.6)	(12.7)		(47.3)
Less: Preferred stock dividends	0.7	—		0.7	3.4	$—		3.4	1.2	—		1.2
Net (loss) income from continuing operations attributable to INNOVATE Corp. common stockholders	$(6.8)	$(4.2)		$(11.0)	$(64.0)	$35.4		$(28.6)	$(35.8)	$(12.7)		$(48.5)

Participating shares
Weighted-average common stock outstanding	13,360,333	—		13,360,333	13,217,593	—		13,217,593	10,696,274	—		10,696,274
Series C preferred stock	—	—		—	—	—		—	947,307	—		947,307
Total	13,360,333	—		13,360,333	13,217,593	—		13,217,593	11,643,581	—		11,643,581

Percentage of (loss) earnings allocated to:
Common stock	100.0%	—%		100.0%	100.0%	—%		100.0%	91.9%	—%		91.9%
Series C preferred stock	—%	—%		—%	—%	—%		—%	8.1%	—%		8.1%

Numerator for (loss) earnings per share:
Net (loss) earnings attributable to common stockholders, basic and diluted	$(6.8)	$(4.2)		$(11.0)	$(64.0)	$35.4		$(28.6)	$(32.9)	$(11.7)		$(44.6)
Net loss attributable to Series C stockholders, basic and diluted	$—	$—		$—	$—	$—		$—	$(2.9)	$(1.0)		$(3.9)

Denominator for (loss) earnings per share:
Weighted average common shares outstanding - basic and diluted	13,360,333	—	13,360,333	13,217,593	—	13,217,593	10,696,274	—	10,696,274
Weighted-average Series C shares outstanding - basic and diluted	—	—	—	—	—	—	947,307	—	947,307

(Loss) earnings per share
(Loss) earnings per common share - basic and diluted	$(0.51)	$(0.31)	$(0.82)	$(4.84)	$2.68	$(2.16)	$(3.08)	$(1.09)	$(4.17)
Loss per Series C share - basic and diluted	$—	—	$—	$—	$—	$—	$(3.08)	$(1.09)	$(4.17)

Adjustments included in the "Pro Forma Adjustments" columns in the above calculation of pro forma loss per share for the six months ended June 30, 2026 and the years ended December 31, 2025 and December 31, 2024 are as follows:

(w)	These adjustments relate to the various pro forma adjustments explained in notes (i) - (v).